Exhibit 4.11

AMENDMENT NUMBER SIX
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
TAX-DEFERRED SAVINGS PLAN
WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains for the benefit of eligible employees of the Company and certain subsidiaries of the Company the “Telephone and Data Systems, Inc. Tax-Deferred Savings Plan” (the “Plan”);
WHEREAS, the Plan was most recently amended and restated, effective as of January 1, 2014; and
WHEREAS, the Company desires to amend the Plan (i) to reflect recent legal guidance governing participant notices related to the Plan’s status as a “safe harbor” plan within the meaning of sections 401(k)(13) and 401(m)(12) of the Internal Revenue Code and (ii) to fully vest the account balances of participants impacted by recent headcount reductions.
NOW, THEREFORE, pursuant to the power of amendment contained in Section 14.1 of the Plan, the Plan hereby is amended as follows:
(1) Effective as of January 1, 2018, the final sentence of Section 4.5 hereby is amended to read as follows:
Within a reasonable period prior to the beginning of each Plan Year (or in the case of the Plan Year in which an individual becomes an Eligible Employee, within a reasonable period prior to such individual commencing participation in the Plan), or at such other time permitted or required by law, the Employers shall provide each Eligible Employee with a notice of his or her rights and obligations under the Plan that satisfies the requirements of Treasury Regulation Section 1.401(k)-3(k)(4).
(2) Effective as of May 1, 2017, the following new Appendix W hereby is added to the Plan:

TELEPHONE AND DATA SYSTEMS, INC.
TAX-DEFERRED SAVINGS PLAN
APPENDIX W

SPECIAL RULES FOR EMPLOYEES IMPACTED BY 2017 RESTRUCTURINGS
Notwithstanding any provision of the Plan to the contrary, a Participant shall be fully vested in his or her Account if such Participant was identified by the Company as subject to termination of employment due to the following headcount reductions by the Employers and Affiliates:
•Headcount reduction in May 2017 as a result of change in strategy within the CLEC operations to focus in the Madison, Fox Valley and Milwaukee markets
•Headcount reduction in July 2017 as a result of closing seven Company cable retail offices (Cortez, CO; Lovington, NM; TOC, NM; Alpine, TX; Fort Stockton, TX; Seminole, TX; and Socorro, NM) to walk-in customers

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IN WITNESS WHEREOF, the Company has caused this Amendment Number Six to be executed by its duly authorized officers this 15th day of November, 2017.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Daniel J. DeWitt
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources

By:	/s/ LeRoy T. Carlson, Jr.
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources